Exhibit 99.1
EARTH SCIENCES, INC.
2001 Stock Compensation Plan #3


ARTICLE I

Purpose of Plan
The purpose of this Plan is to promote the growth and profitability of Earth Sciences, Inc. and its subsidiaries by awarding rights to receive shares of the Common Stock of the corporation to certain employees for (i) the services they have and will render during calendar 2001 and in prior years to the corporation and its subsidiaries, and (ii) certain pension contributions to be made by the Corporation to its qualified profit sharing plan for its employees.

The Corporation maintains a qualified profit sharing plan for its US employees. Investments in the plan are directed by the individual plan participants. Under that plan, the Corporation may make profit sharing contributions and matches certain 401(k) contributions made by the employee. The shares to be issued for the profit sharing and matching contributions represent only the Corporation's contribution to the plan and will be directly deposited into each plan participants' account within the profit sharing plan.

ARTICLE II

Definitions
2.1	"Award" means a grant to an employee or consultant of a
right to be issued shares of Common Stock under this Plan.
2.2	"Board of Directors" means the board of directors of the
corporation.
2.3	"Common Stock" means the $0.01 par value common stock of
the Corporation.
2.4	"Corporation" means Earth Sciences, Inc., and any corporate
successor thereto (whether by merger, acquisition,
consolidation, liquidation or other reorganization) which has adopted this Plan and assumed the Corporation's obligations hereunder.
2.5	"Date of Award" means the date on which the Board of
Directors authorizes an Award to a Participant under this Plan.
2.7	"Executive Committee" means the executive committee of the
Board of Directors of the Corporation.
2.8	"Participant" means any employee or consultant of the
corporation or any Subsidiary who has been granted an Award
pursuant to this Plan.
2.9	"Subsidiary" means any corporation 50 percent or more of
the voting stock of which is owned by the Corporation or another Subsidiary, or any partnership or joint venture, 50 percent or more of the capital and profits interest in which is owned by the Corporation or any other Subsidiary, or any limited liability company 50 percent or more of the voting membership interests of which is owned by the Corporation or another Subsidiary.



ARTICLE III

Award of Common Stock

3.1		Award of Common Stock.
    On October 24, 2001, the Board of Directors, after due consideration of past service and future requirements, and the profit sharing contributions, granted Awards as follows:

Name                  	 # of Shares          Capacity
-----------------      -----------          --------------------
--------
Brian T. Donnelly           4,550          	Employee of ESEC
Kenneth E. Baldrey          5,942          	Employee of ADAES
C. Jean Bustard             7,180          	Employee of ADAES
John P. Comer               5,236          	Employee of ADAES
Michael D. Durham          11,130          	Employee of ADAES
Steve A. Johnson            8,470          	Employee of ADAES
Charles Lindsey		    3,946		     Employee of ADAES
Kathy Lowsley               2,186          	Employee of ADAES
Cameron E. Martin           5,942          	Employee of ADAES
Mark H. McKinnies          10,773          	Employee of ADAES
Thomas J. Millar, Jr.       4,637         	Employee of ADAES
Richard Schlager            7,180          	Employee of ADAES
Corre D. Short              2,822          	Employee of ADAES
Travis Starns		         3,598		     Employee of ADAES
John F. Wurster            10,163          	Employee of ADAES
Ronda Zivalich              3,015          	Employee of ADAES

for a total of 96,770 shares of Common Stock.

3.2	Acceptance of Awards.
	A Participant to whom an Award has been granted may, except for those Awards representing profit sharing plan contributions and upon written notice to the Executive Committee, decline to accept the Award.


ARTICLE IV

Miscellaneous
4.1	Adjustment in Number of Shares.
	In the event of any change in the number of outstanding shares of Common Stock by reason of any stock split, stock dividend, or other capital transaction, the Executive Committee shall determine, in its absolute discretion, whether such change equitably requires an adjustment in the aggregate number of shares of Common Stock which are the subject of an Award, but which have not yet been issued. If the Executive
Committee determines that an adjustment is required, it shall make such adjustments as it deems appropriate. The Executive Committee shall not, however, award any fractional shares as a result of any adjustment made under this Section 4.1.

4.2	Non-Alienation of Benefits.
	No Award or other right or benefit under this Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge the same shall be void. Except with respect to any indebtedness owed by the Participant to the Corporation or a Subsidiary, no Award or other right or benefit hereunder shall in any manner be liable for or subject to the debts, contracts, liabilities or torts of any Participant. If any Participant hereunder should become bankrupt or attempt to anticipate, alienate, sell, assign, pledge, encumber or charge any Award, right or benefit hereunder, then such Award, right or benefit shall, in the discretion of the Executive Committee, cease and, in such event, the Corporation may hold or apply the same or any part thereof for the benefit of the Participant, his or her spouse, children or other dependents, or any of them, in such manner and in such proportion as the Executive Committee may deem appropriate.

4.3	Effect of Plan.
	Neither the establishment of this Plan, the granting of any Award, nor the issuance of any shares of Common Stock thereunder, shall be construed as giving any employee, Participant, or any other person, any legal right, except as expressly provided herein, against the Corporation, its Subsidiaries, shareholders, directors or officers, the Executive Committee or the Board of Directors. Nothing contained in this Plan shall be construed as a contract of employment between the Corporation (or its Subsidiaries) and any employee or Participant, as a right of any employee or Participant to be continued in the employ of the Corporation (or its Subsidiaries), or as a limitation on the right of the Corporation (or its Subsidiaries) to employ, discipline or discharge any employee or Participant. No Participant shall acquire any rights as a shareholder of the Corporation except to the extent that shares of Common Stock have been issued to him. The rights of any Participant shall be limited to the right to receive shares of Common Stock, if and when such shares become issuable under the terms and conditions of this Plan.

4.4	Withholding of Taxes.
	The Corporation shall have the right to deduct from any salary or bonuses payable to any Participant any and all income or payroll taxes required by law to be withheld from the compensation, whether in cash or shares of Common Stock, payable to such Participant.

ARTICLE V

Continuation and Amendment of Plan
5.1	Discontinuance of Plan.
	The continuation of this plan is not assumed as a contractual obligation by the Corporation, and the right is reserved to the Corporation, by action of its Board of Directors, to discontinue the Plan at any time. If the Plan shall be discontinued, no additional Awards shall be made under the Plan after the date of discontinuance, but the Plan shall continue to be operated in accordance with its terms, as they may hereafter be amended, with respect to any Awards made prior to the date of discontinuance.

5.2	Amendment.
	The Corporation, by action of its Board of Directors, shall have the right at any time, whether before or after discontinuance of the Plan, to amend all or any of the provisions of the Plan in any manner. Any such amendment may prohibit or postpone the issuance of any shares of Common Stock even though such shares may have become issuable after the effective date of the amendment pursuant to any Award granted before the effective date of the amendment.

ARTICLE VI

Representations of Participants
6.1	Acceptance of Plan.  By accepting any Award, a Participant
shall be deemed to have accepted all the terms and conditions of this Plan.
6.2	Transfer Restrictions.  Each Participant upon receiving any
shares of Common Stock shall represent in writing to the Corporation that, if such is the case, the Common Stock so acquired has not been registered under the Securities Act of 1933 or any state "Blue Sky" or securities law, that such Common Stock is not freely transferable and that such Common Stock cannot be offered, sold or transferred in whole or in part except in compliance with such laws. Such Participant shall also represent in writing that he is acquiring such Common Stock for his own account, without any intention to make an unregistered distribution thereof within the meaning of the Securities Act of 1933 and that any certificate representing such Common Stock shall bear an appropriate legend to such effect and the transfer agent for the Common Stock shall be instructed to enter suitable "stop-transfer" notations in its records to reflect the foregoing.